BUSINESS CONSULTING AGREEMENT

This agreement dated April 19, 2010, is made By and Between Quantum Solar Power Corp., whose address is Santa Fe, NM, USA ("Company"), and Caisey Harlingten, whose address is Valletta, Malta ("Consultant.")

1. **Consulting Services**. The company hereby employs the consultant to perform the following advisory services in accordance with the terms and conditions set forth in this agreement: The consultant will advise the President and CEO of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. **Terms of Agreement**. This agreement will begin April 19, 2010 and will end April 18, 2012. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3. **Time Devoted by Consultant**. It is anticipated the consultant will spend approximately 2000 hours in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 50 hours per month to its duties in accordance with this agreement.

4. **Place Where Services Will Be Rendered**. Services will be rendered outside the USA only, at a location of consultant's discretion. In addition, the consultant will perform services on the telephone and by email as necessary to fulfill this agreement.

5. **Payment to Consultant**. The consultant will be paid at the rate of 10,000 unrestricted shares of common stock per month. In recognition for past efforts, retroactive payments will be paid at the rate of 10,000 unrestricted shares of common stock per month (pro-rated for Dec) commencing Dec 23, 2009.

6. **Independent Contractor**. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of his duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State (provincial) income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. **Confidential Information**. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. **Employment of Others**. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

Signatures;

By;

Caisey Harlingten, Consultant April 19, 2010

And by;

Daryl Ehrmantraut, President & CEO April 19, 2010
Quantum Solar Power Corp.